CERTIFICATE OF INCORPORATION
                                      OF
                            WORLD-WIDE CLASSICS, INC.

                               ARTICLE I.  NAME

         The name of the corporation is WORLD-WIDE CLASSICS, INC.

                         ARTICLE II.  REGISTERED OFFICE

         The address of the Corporation's registered office in the State of Delaware is Corporation Trust Center, 1209 Orange Street, in the City of Wilmington, in the County of New Castle, in the State of Delaware. The name of the registered agent at such address is The Corporation Trust Company.

                              ARTICLE III.  PURPOSE

         The purpose of the Corporation is to engage in any lawful act or activity for which corporations may be organized under the General Corporation Law of Delaware.

                              ARTICLE IV.  CAPITAL STOCK

(a)   Common.        50,000,000 shares of Common stock having a par value of
                     $.001 per share;

(b)   Preferred.      500,000 shares of Preferred stock having a par value of
                     $.001 per share and to be issued in such series and to have such rights, perfrerences, and designation as determined by the Board of Directors of the corporation


                              ARTICLE IV.  BOARD OF DIRECTORS

(a) Number. The number of directors constituting the entire Board shall be as fixed from time to time by vote of a majority of the entire Board, provided, however, that the number of directors shall not be reduced so as to shorten the term of any director at the time in office.

(b) Vacancies. Vacancies on the Board shall be filled by the affirmative vote of the majority of the remaining directors, though less than a quorum of the Board, or by election at an annual meeting or at a special meeting of the stockholders called for that purpose.

(c)   Election.  The election of directors need not be by written ballot.

                               ARTICLE V.  BY-LAWS

         In furtherance and not in limitation of the powers conferred by statute, the Board of Directors is expressly authorized to make, alter, amend or repeal the By-laws of the Corporation.

                               ARTICLE VI.  LIABILITY

         To the fullest extent permitted by the Delaware General Corporation Law as the same exists or as may hereafter be amended, no director of the Corporation shall be personally liable to the Corporation or its stockholders for or with respect to any acts or omissions in the performance of his or her duties as a director of the Corporation. Any amendment or repeal of this Article VI will not


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eliminate or reduce the affect of any right or  protection  of a director of the
Corporation existing immediately prior to such amendment or repeal.

                               ARTICLE VII.  INCORPORATOR

         The name and mailing address of the incorporator is as follows:

                                                Kevin B. Denos
                                                2122 West Knights Way
                                                West Jordan, UT 84084

         I, the undersigned, being the incorporator hereinbefore named, for the purpose of forming a corporation pursuant to the General Corporation Law of the State of Delaware, do make this certificate, hereby declaring and certifying, under penalties of perjury, that this is my act and deed and the facts herein stated are true, and accordingly have hereunto set my hand this 27th day of October, 1999.


                                                 /s/ Kevin B. Denos
                                                 ------------------------------
                                                 Kevin B. Denos